Exhibit (h)(ii)

Schedule A

List of Funds

JOHCM Credit Income Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Emerging Markets Discovery Fund, formerly the JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM Global Income Builder Fund

JOHCM Global Select Fund

JOHCM International Opportunities Fund

JOHCM International Select Fund

Regnan Global Equity Impact Solutions

Regnan Sustainable Water and Waste Fund

TSW Emerging Markets Fund TSW High Yield Bond Fund TSW Large Cap Value Fund

AGREED AND ACKNOWLEDGED:

JOHCM FUNDS TRUST, on behalf of itself and each of its series as set forth on this Schedule A

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Scott Denning
Name:	Scott Denning
Title:	Senior Vice President